Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our report dated February 25, 2009, with respect to the consolidated financial statements of HeartWare International, Inc. included in the Annual Report of HeartWare International, Inc. on Form 10-K for the year ended December 31, 2008, which is incorporated by reference in this Registration Statement on Amendment No.1 to Form S-3. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Amendment No.1 to Form S-3, and to the use of our name as it appears under the caption “Experts”.
/s/ Grant Thornton LLP
Fort Lauderdale, Florida
October 26, 2009